Exhibit 99.1

Armada Hoffler Properties Reaffirms Commitment to Best-in-Class Governance

Company Waives Option to Classify its Board Under Maryland Law

VIRGINIA BEACH, VA., Feb. 24, 2020 (GLOBE NEWSWIRE) – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced that its Board of Directors has reaffirmed the Company’s commitment to leadership in corporate governance practices by waiving the option to classify its Board under provisions of the Maryland Unsolicited Takeover Act, or MUTA, unless approved by a majority of common shares outstanding.

MUTA contains statutory provisions that allow a board, without stockholder approval, to elect to classify into three classes with staggered three-year terms. By adopting this resolution, the Board of Directors has waived this option. On February 20, 2020, the Company filed Articles Supplementary to its charter with the Maryland State Department of Assessments and Taxation making this change effective.

Louis Haddad, President & CEO noted, “The Board of Director’s decision to opt of out of MUTA is the result of the Board’s regular review of our corporate governance policies and procedures. The Board believes this change to our corporate governance is consistent with our objective of maintaining best-in-class governance and delivering value to our shareholders.”

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust (“REIT”) with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information, visit ArmadaHoffler.com.

Contact:
Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684